Exhibit 99.1

Contact:
Emily Rill	Michelle Clayborne	Scott Ghertner
World Series of Golf	FullTiltPoker.Net	MGM MIRAGE Public Relations
410.616.8945	310.451.4011	702.650.7565

World Series of Golf® Renews Presenting Sponsor and Host Resort Agreements
FullTiltPoker.Net and The Mirage Return in 2009

LAS VEGAS (May 11, 2009) – The World Series of Golf® (OTCBB: WSGF) today announced it will continue strategic relationships with both the presenting sponsor and host casino property of its namesake event in 2009. FullTiltPoker.Net (www.fulltiltpoker.net) will, for the second consecutive year, serve as presenting sponsor of the FullTiltPoker.Net World Series of Golf; The Mirage (www.mirage.com) will remain the event’s host casino property for the third consecutive year.

The Las Vegas Paiute Golf Resort (www.lvpaiutegolf.com) will return as the amateur-only tournament’s home course. The FullTilt.Net World Series of Golf (www.worldseriesofgolf.com), which combines the skill of golf with the wagering savvy of no-limit hold’em poker, will be held May 11-14. The winner will receive a cash prize of $300,000.

“We’re thrilled to continue our proud association with FullTiltPoker.Net, The Mirage and Paiute,” said World Series of Golf President Terry Leiweke. “Our shared commitment to a best-in-class player experience has been instrumental in the continuing growth of our event and its appeal to an increasing number of sports and gaming enthusiasts around the world.”

The presenting sponsor, host resort and home course agreements follow on the heels of the World Series of Golf’s new television deal with WGN America; the 2009 television package will magnify the tournament’s presence in more than 71 million homes nationwide.

The World Series of Golf is open to all amateur golfers age 21 and older. The proprietary method of play (www.worldseriesofgolf.com/overview.aspx) incorporates a $10,000 entry fee. Players ante at each tee box; after teeing off in a pre-determined order, they have the option to call or raise the bets of competitors in their pairing, or to fold the hole. Players who fold lose any bets they have committed to the pot and rejoin play on the next tee.

Players who remain in the action continue to bet prior to each subsequent shot, building the pot as they move from the tee to the green. The player who wins the hole – either by stroke count or by forcing his or her competitors to fold – wins the pot.

Players are eliminated when their $10,000 purse is exhausted or so depleted they cannot pay the ante on the next tee. Players who win their initial pairing advance to the tournament’s second round and recoup their $10,000 buy-in. Players who win their second-round pairing advance to the final round and are guaranteed a cash prize of at least $30,000. The winner of the event receives a cash prize of $300,000.

ABOUT THE WORLD SERIES OF GOLF
Based in Las Vegas, the World Series of Golf is a global sports and entertainment company whose activities include land-based and online, skill-based golf events featuring a patent-pending method of play. The World Series of Golf, combining the skill of golf and wagering format of No-Limit Texas Hold’em poker, was played at exclusive golf resorts in Las Vegas, NV in 2007 and 2008. The third annual World Series of Golf will be played May 11-14, 2009 at the Las Vegas Paiute Golf Resort in Las Vegas. The company plans to achieve its international expansion goals through strategic partnerships, sponsorships, and the founders’ extensive experience and contacts in the field of sports marketing. For additional information or to register for an event, visit the company’s website at www.worldseriesofgolf.com.

ABOUT FULLTILTPOKER.NET
Full Tilt Poker.Net™ is a play money educational and entertaining virtual poker cardroom that has no real money gaming. "Team Full Tilt," is a select group of the world's finest professional poker players, including Chris Ferguson, Phil Ivey, Howard Lederer, Jennifer Harman, Erick Lindgren, Erik Seidel, Andy Bloch, Phil Gordon, John Juanda, Mike Matusow, Gus Hansen, Allen Cunningham, and Patrik Antonius. With innovative graphics, superior customer service and a safe, secure interface, the software is geared to enhance and personalize the educational and entertaining aspects of the online poker experience. Users of all skill levels can download the free software at www.fulltiltpoker.net and can play for fun.

ABOUT THE MIRAGE
The Mirage, the hotel that introduced the concept of destination resort to the Las Vegas Strip, offers upscale AAA Four Diamond accommodations, fashionable shopping boutiques, JET Nightclub, 170,000 square feet of meeting and convention space, and fine dining restaurants created by the world’s most acclaimed designers and renowned chefs. Unique entertainment options include The Beatles™ LOVE™, Cirque du Soleil’s production celebrating the musical legacy of The Beatles, and the lush animal sanctuary of Siegfried & Roy’s Secret Garden and Dolphin Habitat. From the iconic volcano and the 20,000-gallon lobby aquarium to the lush tropical atrium and pool, guests experience a world-class destination unlike any other. The Mirage is a wholly owned subsidiary of MGM MIRAGE™. For more information and reservations, visit the web site at www.mirage.com, or call toll free at (800) 627-6667.

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (1) the availability of additional funds to enable us to successfully pursue our business plan; (2) the uncertainties related to the appeal and acceptance of our proprietary method of play and our planned online products; (3) the success or failure of our development of additional products and services; (4) our ability to maintain, attract and integrate management personnel; (5) our ability to secure suitable broadcast and sponsorship agreements; (6) our ability to effectively market and sell our services to current and new customers; (7) changes in the rules and regulations governing our business; (8) the intensity of competition; and (9) general economic conditions. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in World Series of Golf’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. World Series of Golf assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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